As filed with the Securities and Exchange Commission on December 12, 2020

Registration No. 333-226637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8

REGISTRATION STATEMENT NO. 333-226637

Under

the Securities Act of 1933

Riviera Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-5121920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

717 Texas Avenue, Suite 2000

Houston, TX 77002

(281) 840-4000

(Address, Including Zip Code, of Principal Executive Offices)

Riviera Resources, Inc. 2018 Omnibus Incentive Plan

(Full title of plan)

David B. Rottino

President and Chief Executive Officer

Riviera Resources, Inc.

717 Texas Avenue, Suite 2000

Houston, TX 77002

(281) 840-4000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Julian Seiguer, P.C.

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

(713) 836-3334

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Riviera Resources, Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission (the “Commission”) and is being filed to deregister all securities of the Company that have been registered for issuance on the Registration Statement that remain unsold under such Registration Statement:

•

File No. 333-226637 as filed with the Commission on August 7, 2018, pertaining to the registration of 3,955,828 shares of Common Stock issuable under the Riviera Resources, Inc. 2018 Omnibus Incentive Plan.

On October 8, 2020, pursuant to that certain Membership Interest Purchase Agreement, dated August 23, 2020 (the “Purchase Agreement”), by and between the Company, Rheinbund, LLC and, solely for purposes of Section 11.16 thereof, Citizen Energy Operating, LLC, and subsequent to the approval by the stockholders of the Company, the Company consummated a sale of substantially all of its assets and other related transactions (the “Asset Sale”), all as contemplated by the Purchase Agreement.

On December 11, 2020, the Board of Directors of the Company signed a unanimous written consent in lieu of a meeting in which it determined that it is in the best interests of the Company and its shareholders to, and accordingly authorized the Company to, in connection with the closing of the Asset Sale, terminate all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement, and to deregister its shares with the Commission. The Company intends to file a Form 15 suspending its obligation to file reports with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, on or around December 18, 2020.

This filing is made in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 12, 2020.

Riviera Resources, Inc.

/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.